Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

CHART INDUSTRIES, INC.
October 31, 2008
10:30 a.m. EDT

Moderator	Good morning and welcome to the Chart Industries, Inc. 2008 third quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the company’s earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting Chart’s Website at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until November 14th. The replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that can cause actual events or results to differ materially from those expressed or implied in the forward-looking statements. For further information about important factors that can cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the company’s Website, or through the SEC Website, which is www.sec.gov. The company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and Chief Financial Officer. You may begin your call.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

M. Biehl	Thank you, Sean. Good morning, everyone. I would like to thank all of you for joining us today. I will begin by giving you a brief overview and highlights of our third quarter results. Sam Thomas, our Chairman, President and CEO, will provide highlights of the operating results for each of our business segments and then I will finish up by discussing our outlook for the balance of 2008.

We are pleased with our third quarter results. Sales for the quarter were $188.8 million and represented an increase of 15%, compared to net sales of $163.7 million a year ago. This sales growth of over $25 million was led by our Energy & Chemicals segment, but we also had good sales growth in Biomedical.

Net income for the quarter rose to $20.4 million, or $0.70 per diluted share, a significant increase over the $12.1 million in net income, or $0.42 per diluted share, reported a year ago. We should note the third quarter of 2008 included a half-million in non-recurring costs, or $0.01 per diluted share, relating to the repurchase and retirement of $6.8 million of the Company’s 9 1/8% senior subordinated notes. As a result of these purchases, it eliminated a portion of our high cost debt and is expected to reduce net interest expense by approximately a half-million ($500,000) annually going forward.

Our gross profit for the quarter was $66.2 million compared with $45.4 million a year ago. This increase was again led by our Energy & Chemicals segment due to improved project mix and execution, but also due to performance incentives and change orders earned during the quarter. In addition, our Biomedical segment contributed to the margin expansion due to higher volume and improved pricing.

SG&A expenses for the quarter were $26.8 million, or 14.2% of sales, compared with $20.9 million, or 12.8% of sales, for the same quarter a year ago. The increase was primarily the result of higher employee related expenses, including variable incentive compensation due to improved operating performance, particularly at E&C, and higher marketing and sales costs to support our business growth.

Amortization expense for the quarter was $2.8 million, or 1.5% of sales, compared to $2.6 million, or 1.6% of sales for the prior year quarter, reflecting additional amortizable intangible assets from an acquisition earlier this year.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

The quarter had a foreign currency loss of $2.1 million compared with a foreign currency gain of $500,000 for the same quarter a year ago. The weakening of the euro and Czech Koruna against the dollar during the latter part of the quarter impacted transactions denominated in those currencies.

Income tax expense was $8.8 million for the quarter and represented an effective tax rate of 30%, compared with $4.3 million for the prior year quarter, representing an effective tax rate of 26.3%. The lower tax rate in the third quarter of last year was primarily the result of an adjustment to decrease the full year 2007 annual effective tax rate to 31% from 34%, which resulted in an unusually low tax rate during the third quarter of 2007.

From a cash flow standpoint, we continued to generate strong cash flow from operations through the third quarter with our cash balance at $149 million at the end of the quarter, and that’s after paying $6.8 million to repurchase a portion of our Senior Subordinated Notes during the quarter.

Cash provided by operations for the quarter was $59.6 million compared with cash provided by operations of $45.8 million for the prior year quarter. The increase was primarily due to higher net income and customer advances due to timing of progress billings under existing contracts.

Cash used in investing activities for the quarter was $2.9 million, compared with $4.9 million for the same period in 2007. Capital expenditures for the quarter were $2.9 million compared with $5.0 million a year ago. Capital expenditures during both quarters were primarily used for continued facility automation and improvements to lower cost and support our backlog.

For the quarter, cash used in financing activities was $6.3 million, which included the $6.8 million senior subordinated note repurchases. This compared with cash provided by financing activities of $5.7 million for the same period in 2007.

The Company’s strong balance sheet and financial performance resulted in a credit rating upgrade by Standard & Poor’s during the quarter. S&P has raised our credit ratings, including our overall corporate rating, bank debt and senior subordinated notes, which validates our operating and financial achievements to date.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

Given our overall strong cash position of $149 million at the end of the quarter, availability of over $76 million on the revolver portion of our senior credit facility, and continued focus on operating improvements, we are well positioned to fund our working capital requirements and support future growth in this uncertain market environment.

We have no principal payments due on our long term debt until the fourth quarter of 2012, with more than adequate coverage on our debt covenants, and our revolving credit facility extends until the fourth quarter of 2010.

I will now turn the call over to Sam Thomas, who will review our operating results and business segment highlights.

S. Thomas	Thank you Michael and good morning everyone.

We are pleased with our third quarter operating results, which again were led by our Energy & Chemicals segment.

At Energy & Chemicals, or E&C, sales grew by 35% to $78.9 million for the quarter, compared with $58.4 million for the same quarter in the prior year. E&C gross profit margin increased to 39.2% in the quarter compared to 22.4% for the same period in 2007. You will recall that results in the 2007 period were impacted by some complex one-time, long-term installation projects, as well as other fixed price contracts where we incurred escalating raw material and labor costs. Conversely, the 2008 quarter benefited from a project mix that included significant work on LNG liquefaction and petrochemical projects. In addition, performance incentives and change orders were earned on several projects improving margins by about 2%. These performance incentives for early project completion are validation of improvements in project execution, which have contributed to the significant improvement in margin at E&C over the last several quarters. We also had improvements in margins in brazed aluminum heat exchangers during the quarter due to increased throughput and several quick ship emergency orders.

At our Distribution & Storage segment, or D&S, sales were about the same at $85.0 million compared to $85.1 million for the third quarter of 2007. Lower volume in bulk tanks was largely offset by increases in package gas, favorable currency translation, and a small acquisition in Germany which closed in April 2008. D&S gross profit margin increased slightly to 30.9% in the quarter compared with 30.8% a year ago.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

Our Biomedical segment sales for the quarter increased to $24.9 million from $20.2 million for the same quarter in the prior year. All product lines contributed to the sales increase. Both medical respiratory and biological storage systems product sales increased due to higher volume, particularly in biological storage systems where we are seeing strong growth in both domestic and international markets.

In addition, price increases in medical respiratory also contributed to the improvement. Biomedical gross profit margin increased to 36.1% in the quarter, compared with 30.2% a year ago. The improvement in margin was due to higher volume and continued shift to higher value added customer solutions for biological storage system sales, as well as price increases in the medical respiratory product line.

Backlog at September 30, 2008 was $461.8 million, 8% greater than the year ago period, but down 7% from the June 30, 2008 level of $498.1 million. Orders at E&C during the quarter were $46.3 million, compared with $85 million in the second quarter and $51.1 million in the first quarter of 2008. You should all know by now that E&C orders can be affected by the timing of large projects, and it is not unusual to see order intake vary significantly from quarter to quarter. We believe the current global credit crisis will impact the timing of some projects, but the fundamental demand drivers remain in place.

Orders to D&S in the quarter were $93.8 million, compared to a very strong second quarter of $115.4 million, and $91.1 million for the first quarter of 2008. If you recall, the second quarter was one of the strongest quarters for order intake in recent history for D&S, and included several large engineered tank orders. The orders during the third quarter of 2008 were still very strong compared with earlier quarters. D&S backlog is $144.2 million at the end of September, just slightly down from the $146.5 million backlog at June 30, 2008. The strong industrial gas business, particularly in the developing industrial economies provides a strong underlying growth demand driver for D&S.

Biomedical orders in the quarter were $23.7 million, compared to $26.7 million in the second quarter, and $22.7 million in the first quarter of 2008. Orders have returned to more normal levels here in the third quarter after an unusually strong second quarter for medical respiratory orders in Europe.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

The credit crisis is creating a lot of uncertainty around demand and project timing. We recognize that these are challenging economic times requiring the ability to identify challenges and opportunities early, and respond quickly. We have taken appropriate action to-date, and will continue to do so.

We continue to have a strong competitive position in our markets and we have proven that we are resourceful at finding new applications for our products, such as natural gas vehicle fueling tanks, clean coal applications, among others. Our experienced management team has managed in difficult business cycles, as well as periods of significant growth. Although these are challenging times, based on our flexible, experienced workforce, and good relationships with our customers and suppliers, we are well prepared and confident that we will come through these uncertain times with an even stronger and more successful business.

Michael will now provide you with our updated outlook for 2008.

M. Biehl	Thanks, Sam.

Based on year to date results, current order backlog, and fourth quarter expectations, we are reaffirming our previously announced earnings per share guidance, but adjusting our sales forecast. Our net sales for 2008 are now expected to be slightly lower in the range of $750 to $770 million, compared with previous guidance of $770 to $800 million. Our full year diluted earnings per share are still expected to be in the range of $2.55 to $2.65 per diluted share, which is based on an effective tax rate of 30% and approximately 29.1 million weighted average shares outstanding. Although projected revenue will be lower, we believe the reduction will be offset by continued strong operating performance.

We have good liquidity and strong cash generation, and are uniquely positioned to successfully handle a wide range of challenges and opportunities.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

Thank you for participating in our conference call. This concludes our prepared remarks. Sean, please open up the lines for questions and provide participants with instructions for doing so.

Moderator	Your first question comes from the line of James West from Barclays Capital. Your line is open.

J. West	Good morning, Sam and Michael.

S. Thomas	Good morning, James.

J. West	Sam, last quarter in the Q&A, we talked a little bit about two of your major customers that recently either announced plans for new projects. This would be Energy World Corporation, and I believe Bechtel had recently won an award in Australia. I wondered if perhaps we could just start by talking about those two customers, in light of the current economic situation, if those programs are going forward, if there have been delays, any changes at all there?

S. Thomas
The Bechtel Projects are unchanged. They are large projects, so there is some time period involved for them to go fully through the FEED studies, but both Bechtel and their customer, primarily Conoco Phillips, seem to be saying that these projects will go forward, and that they have the cash to do them. So, at this point, those are still very positive.

In the case of Energy World, they are similarly positive that the economics are still very attractive. What’s unknown in the credit environment is project financing, and what that means on how quickly projects will move forward.

There has been a fair amount of general press about the coal bed methane projects in Queensland, and I think the view is still very positive that the projects make economic sense, but certainly, with the credit issues, there is that question of will we go forward with final investment decisions right now, as opposed to a few months down the road when credit markets open up again.

J. West	Okay, understood. Sam, on the D&S business, it seems, at least in my mind, this could be the most impacted by recessionary environment. In an environment where we see significant economic weakness, given your exposure to some of the more emerging economies, how do you think that that business would perform?

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

S. Thomas	I think it will continue to perform very well. As you have seen in Distribution and Storage, there have been shifts in mix. We’ve been selling quite a few tanks for large projects, as these emerging economies build out infrastructure, but overall, the view is very positive.

Again, when you have the credit environment and the macro news releases, the tendency is for our customers to pull back on capital expenditure, but, as things settle down, for them to move forward, because fundamentally, these projects are economically sound.

So we remain confident that activity is not going to stop, that the growth of these industrial economies will continue, and that we continue to be very well positioned.

Similarly in the United States, there is plenty of uncertainty about U.S. industrial economic activity levels, but our customers continue to say, the industrial gas companies, that their gas volumes are rising, they’re bringing new production on-line. That will drive new tank sales.

J. West	Just one last follow-up, if I may. In light of this credit environment, I know that, at one point, at least over the last couple of quarters, as you’ve looked at acquisitions, pricing on acquisitions has still been fairly high. Have you seen that come in, at least at this point now, and, if so, would you be willing to step in and make a couple of acquisitions?

S. Thomas	We will. We think that the uncertainty created by this environment, particularly if there is tightness in credit, positions Chart very effectively. We remain very close to our customers and markets, and have a strong watch list of companies that we are interested in acquiring, and we’ll continue to solicit for opportunities to add companies that can increase our value proposition.

We think that this is going to be a good environment. As to whether we’ll make acquisitions in the next three months, or over the next 18 months, I’m not prepared to call the timing.

J. West	Okay, thank you, Sam.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

S. Thomas	Thank you.

Moderator	Your next question comes from the line of Jeff Spittel from Natixis Bleichroeder. Your line is open.

J. Spittel	Good morning, gentlemen.

S. Thomas	Good morning, Jeff.

J. Spittel	If we could drill down a little bit on the Distribution and Storage segment. If you look back at prior periods of softness, economically, in the global environment, could you talk a little bit about how that business performed in that environment, and then what’s changed? Obviously, you have more backlog and visibility there, but how do we weight those different forces as we look at 2009?

S. Thomas	There are several significant differences. Going into the previous downturn in the late ’98, ’99 timeframe, we had quite a bit more customer owned inventory on the ground and thinner backlogs. We were also very much solely a U.S. based manufacturer, probably at that time, over 85% of our sales were in the U.S. for Distribution and Storage, and the U.S. downturn, or capital spending downturn from the industrial gas companies was severe, because they had been spending at a fairly high level of capital expenditures as a percentage of sales.

Throughout the more recent expansion period, we’ve seen far more tempered spending, and far better inventory control by all of the gas majors. In fact, as we talked about the acquisition earlier of BOC by Linde and the subsequent sale of the packaged gas operation of Linde to Airgas that we’ve actually gone through an inventory reduction period during 2008.

So we actually see the underlying volumes better in the U.S., because of less of the cyclic swing. There is new capacity coming on of air separation plants in the U.S. Our growth has been driven far more by emerging market growth, particularly China and Central Europe. We continue to believe that that will be strong, and moving forward, we’re far more globally focused than we were.

Finally, at that time, going into the previous recession, Chart had just made a large acquisition and had redundant manufacturing facilities, so it had to go through a redundancy program and a consolidation of facilities. So we really feel we’re a much better positioned business now.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

We’ve also added quite a few newer high margin products. We have a fairly broad product offering that enables our customers and their end customers to actually save on distribution costs.

Finally, our raw material position; going into the previous recession, our raw materials, particularly nine-nickel and stainless steel, were at fairly high levels and increasing in price. As you know, we’ve had a fairly significant correction in nickel and other metals commodity prices, so we’re well positioned there as well.

J. Spittel	I appreciate the color there. Shifting to the large scale LNG market, the BG proposed deal for Queensland that we saw earlier in the week. Is this the beginning of a potential trend there, where this is what the catalyst is, where the larger players in that market with the largest balance sheets can come in, make acquisitions, maybe even scale up some of these development plans? Is that potentially a catalyst for moving things along on a little bit of a shorter timeframe over the next few years?

S. Thomas	Quite possibly. Certainly, the global energy companies have the cash and balance sheets to go forward without significant outside project financing. These projects still make very strong economic sense.

But, in addition to the very large scale projects, there is also potential, with some reasonable credit availability that smaller scale projects can go forward that would be very economically attractive. We continue to believe that the development of a global natural gas industry, with LNG as a very large part of it, will develop both on the large scale, medium, and small scale fronts.

J. Spittel	Thank you very much. I appreciate it.

S. Thomas	Thank you.

Moderator	Your next question comes from the line of Chris Agnew from Goldman Sachs. Your line is open.

C. Agnew	Thank you very much. Good morning. Touching on our facts, you made some comments about what happened in the quarter, but given the volatility, how we should think about how FX is impacting with both revenues and profitability going forward. If you could maybe frame how we should think about it. Thank you.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

S. Thomas	Looking at primarily the euro versus the dollar, where the biggest impact has been, we’ve had roughly a 20% or 25% correction. Our business in the Czech Republic is currently running at roughly $100 million sales rate, and earning EBIT margins in the, I believe, it’s about 11% range. It’s going to be impacted by the translation of currencies.

I remind you that we’re fairly effectively naturally hedged on many of these issues, but it will impact us. We’ll have lower U.S. dollar earnings as a result of that.

We’ve come back to what I consider to be more or less purchasing power parity for the industrial markets when you’re in the 120 to 130 range of dollar versus euro. It will have an impact, but we’re well positioned to adjust to it.

C. Agnew	Touching on your comments on the credit crisis affecting demand in timing, is there any distinction between your different business segments, any differentiation by geography in terms of the way it’s affecting your customers’ behavior and thinking?

S. Thomas	I think in the short-term, what we see is that when the news in the press is particularly negative or strident, that smaller businesses react, and will simply delay their purchases for a day or a week or a month. The underlying drivers remain strong, so we expect them to largely come back into the market.

Depending on the financial strength of our medium scale and large scale customers as to whether they’re going out for financing, I suspect that will be the greatest determinant over the next three months of whether they delay projects for a few months, or go forward.

C. Agnew	Is there any distinction in terms of Europe versus Asia versus U.S., or is it more customer behavior?

S. Thomas	I would say I see no really clear distinction globally. There is obviously more momentum in Asia going forward, but there is every bit the sensitivity and attention to the credit markets in Asia and Western Europe that we see in the United States.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

C. Agnew	Thank you. I have a final question on commodity costs. How much are you able to benefit as commodity costs or input costs are going down, or do you have automatic de-escalators? If you can help us think through how that works. Thank you.

S. Thomas	It varies by business, and I think it’s best to view them in terms of timing issues, so that, for instance, within our Distribution and Storage business, roughly 40% or 50% of our sales are governed with surcharge formulas that are three month trailing averages. So, in times of decline, we would tend to have a three to five month pickup, perhaps one percent at the gross margin line, as a result of those changes.

Our Energy and Chemicals business is primarily fixed price contracts, but we’re typically fairly well hedged on the materials to minimize risk, so you don’t see a great deal of change going through.

In our Biomedical business, it’s primarily fixed prices, which tend to be changed on a six month or annual basis, and there, the benefit over the first half of the year would be pickups.

I think the most important issue we have is that we have managed our inventories very effectively, so that we’re able to get better pricing fairly quickly coming through, and we continue to manage it aggressively.

C. Agnew	Thank you.

Moderator	Your next question comes from the line of Greg McKinley from Dougherty. Your line is open.

G. McKinley	Good morning.

S. Thomas	Hello, Greg.

G. McKinley	I would like to get your thoughts around how, if at all, you’ve changed your investment outlook in your business. Have you seen enough indication from your customers’ capital expenditure plans and their anticipated order rates to the point that you’re considering making changes in your capital expenditure? How are you thinking about managing overall capacity on your end of it, as there is more uncertainty from your customers?

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

S. Thomas	We continue to view that on a daily or weekly basis. Based on the uncertainty and any pullbacks from our customers or changes in outlook, we react very quickly. So we’ve already acted to pullback on discretionary spending on things like inter-company travel, and we pullback on capital expenditures, particularly those nice-to-have things, as opposed to the productivity improvement ones.

When we look at fundamental structural investments, we talked previously about looking at additional capacity for a number of our businesses based on demand, going out, needing capacity in the late 2009, 2010 timeframe. We pulled back on those decisions until we have a clearer picture of what the timing is, whether it effectively means a three month, six month, or twelve month delay in some of those projects. So I feel very good that we’re on top of making those decisions. We’re not committed for any large capacity increases, or large capital expenditures early in 2009 at the moment.

G. McKinley	Thank you. Could you also talk a little bit about your backlog in terms of what is the flexibility, or possibility for customers to actually cancel some projects out of that backlog? That, once that backlog is booked, depending on the prevailing credit environment, how much could we see the project timing of some of those orders that have already been placed? How much could that move?

S. Thomas	Both historically, and on the basis of going through a careful review of our backlog and speaking to our customers, we think there is very low probability of any significant cancellations.

G. McKinley	Thank you.

S. Thomas	Thank you, Greg.

Moderator	There are no further questions at this time. Do you have any closing remarks?

S. Thomas	I would just like to thank everyone for joining our call today. We appreciate your confidence during these uncertain times in the market. We continue to see significant opportunity based on the strength of our business model, liquidity, cash generation capacity, and the fundamental demand drivers for our products.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
October 31, 2008/10:30 a.m. EDT

Thank you very much.

Moderator	This concludes today’s conference call. You may now disconnect.